Exhibit 99.1
          The Middleby Corporation Reports Record First Quarter Results


    ELGIN, Ill.--(BUSINESS WIRE)--May 2, 2005--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record sales and earnings for the first quarter ended April 2, 2005. Net earnings for the first quarter were $6,348,000 or $0.79 per share on net sales of $74,889,000 as compared to the prior year first quarter net earnings of $5,591,000 or $0.56 per share on net sales of $62,463,000.

    Financial Highlights

    -- Net sales rose 19.9% in the first quarter, reflecting the impact of price increases, continued success of new product introductions and growth in business with restaurant chain customers. Additionally, the increase in net sales reflects the impact of the Nu-Vu Foodservice Systems acquisition. Excluding the impact of the acquisition, net sales would have increased 14.6%.

    -- Gross margin decreased to 36.1% for the first quarter as compared to 37.1% in the prior year period. The benefit of increased sales volumes was offset by higher steel prices and other material costs. The margin rate also was affected by lower margins on sales of the Nu-Vu Foodservice Systems product lines.

    -- Operating income increased 18.8% as a result of higher sales volumes.

    -- Interest expense increased to $1,786,000 in the first quarter of 2005 as compared to $897,000 in the prior year quarter as a result of higher debt levels resulting from the December 2004 share repurchase transaction.

    -- Total debt increased to $138,462,000 for the quarter ended April 2, 2005 from $123,723,000 at the end of 2004. The first quarter borrowing activity included $12 million of funding for the Nu-Vu acquisition.

    Chairman and Chief Executive Officer, Selim A. Bassoul said, "First quarter sales reflected the continued success of our energy savings products and growth within the quick serve and casual dining restaurant chains, both domestically and internationally. As expected, the gross margins were impacted by higher steel prices, however, price increases we instituted during the first quarter began to offset the higher costs of material. We expect margins to improve from the first quarter as initiatives to offset higher material costs are implemented."
    Mr.Bassoul continued, "During the quarter we were also pleased to complete the acquisition of Nu-Vu Foodservice Systems, a leading manufacturer of proofing and baking ovens, which positions Middleby to benefit from the trend of on-premise baking within sandwich shops and other restaurant chains. We are currently taking steps to improve operating efficiencies and profitability of this business and expect to see gradual improvement throughout the year. We are excited about the opportunities to expand this business as we combine the Nu-Vu product portfolio within Middleby's sales and marketing organization.

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on Tuesday, May 3 and can be accessed by dialing (800) 367-5339 and providing conference code 6059082. An audio webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 6059082. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
             ---------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)


                                           Three Months Ended
                                    1st Qtr, 2005      1st Qtr, 2004
                                  -----------------  -----------------
Net sales                                  $74,889            $62,463
Cost of sales                               47,817             39,287
                                  -----------------  -----------------

    Gross profit                            27,072             23,176

Selling & distribution expense               8,184              7,376
General & administrative expense             6,885              5,696
                                  -----------------  -----------------

    Income from operations                  12,003             10,104

Interest expense and deferred
 financing amortization, net                 1,786                897
Loss (gain) on acquisition
 financing derivatives                           -                 (2)
Other expense (income), net                   (203)               194
                                  -----------------  -----------------

    Earnings before income taxes            10,420              9,015

Provision for income taxes                   4,072              3,424
                                  -----------------  -----------------

    Net earnings                            $6,348             $5,591
                                  =================  =================


Net earnings per share:

    Basic                                    $0.85              $0.61
                                  =================  =================

    Diluted                                  $0.79              $0.56
                                  =================  =================
Weighted average number shares:

    Basic                                    7,473              9,219
                                  =================  =================

    Diluted                                  8,020              9,968
                                  =================  =================



                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
                          (Amounts in 000's)
                              (Unaudited)


                                      Apr. 2, 2005      Jan. 1, 2005
                                    ----------------  ----------------
 ASSETS

Cash and cash equivalents                    $2,639            $3,803
Accounts receivable, net                     32,022            26,612
Inventories, net                             37,186            32,772
Prepaid taxes                                 6,198             9,952
Deferred tax assets                           8,831             8,865
Other current assets                          2,587             2,008
                                    ----------------  ----------------
    Total current assets                     89,463            84,012

Property, plant and equipment, net           23,608            22,980

Goodwill                                     85,152            74,761
Other intangibles                            26,300            26,300
Other assets                                  2,469             1,622
                                    ----------------  ----------------

    Total assets                           $226,992          $209,675
                                    ================  ================


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt        $11,105           $10,480
Accounts payable                             16,543            11,298
Accrued expenses                             40,507            51,311
                                    ----------------  ----------------
    Total current liabilities                68,155            73,089

Long-term debt                              127,357           113,243
Long-term deferred tax liability             11,786            11,434
Other non-current liabilities                 4,892             4,694

Shareholders' equity                         14,802             7,215
                                    ----------------  ----------------

    Total liabilities and
     shareholders' equity                  $226,992          $209,675
                                    ================  ================




    CONTACT: The Middleby Corporation
             Darcy Bretz (Investor/Public Relations), 847-429-7756 or
             Timothy FitzGerald, 847-429-7744